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Exhibit 99.4

April 18, 2017
Board of Directors
Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375
San Francisco, CA 94105

Re: Registration Statement on Form S-4 of Jaguar Animal Health, Inc. filed on April 18, 2017

Members of the Board:

        Reference is made to our opinion letter, dated March 28, 2017 (the "Opinion"), that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Transaction Consideration (as defined in the Opinion) to be issued by Jaguar in the Transaction (as defined in the Opinion) was fair to Jaguar, from a financial point of view.

        The foregoing opinion letter was provided for the information and assistance of the board of directors of Jaguar in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Jaguar has requested to include our opinion in the above-referenced Registration Statement.

        In that regard, we hereby consent to the inclusion of our opinion as Annex C to the proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions "SUMMARY—THE MERGER—Opinion of Jaguar Financial Advisor," "RISK FACTORS—Risks Related to the Merger—The fairness opinion received by the Jaguar Board from Stifel does not reflect changes in circumstances subsequent to the date of the fairness opinion," "THE PROPOSED MERGER—Background of the Merger—Jaguar Strategic Alternatives and Significant Corporate Events," "THE PROPOSED MERGER—Opinion of Stifel, Nicolaus & Company, Incorporated" in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

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  Exhibit 99.4